Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial information and notes thereto have been prepared by Serve Robotics Inc. (the “Company” or “Serve”) in accordance with Article 11 of Regulation S-X in order to give effect to the Merger (as defined below).

On January 19, 2026, Serve entered into a merger agreement (the “Merger Agreement”), by and among the Company, Delight Merger Sub, Inc., a direct wholly owned subsidiary of the Company (“Merger Sub”), Diligent Robotics, Inc. (“Diligent”), and Andrea Thomaz, an individual, solely in her capacity as the representative of the Indemnifying Securityholders (the “Securityholders’ Representative”). Pursuant to the Merger Agreement, Merger Sub will merge with and into Diligent (the “Merger” or the “Transaction”), with Diligent continuing as the surviving corporation and becoming a wholly owned subsidiary of Serve. The preliminary purchase price of the Transaction is approximately $25.7 million, which includes $3.1 million of fair value of contingent earnout consideration tied to specified milestones. The closing of the Merger occurred on January 27, 2026 (the “Closing Date”).

The following unaudited pro forma condensed combined financial statements (the “Unaudited Pro Forma Condensed Combined Financial Statements”) present Serve’s pro forma results after giving effect to the acquisition of Diligent. These financial statements are based on the historical unaudited consolidated financial statements of Serve and the financial results of Diligent for the period of January 1, 2026 through January 27, 2026 (the “Pre-acquisition Period”), adjusted for transaction accounting entries required to reflect the Merger. The Unaudited Pro Forma Condensed Combined Statement of Operations for the three months ended March 31, 2026 gives effect to the Merger as if it had occurred on January 1, 2025. The pro forma adjustments include only those necessary to account for the Merger under applicable accounting standards.

The pro forma transaction accounting adjustments are based upon currently available information and certain assumptions that the Company’s management believes are reasonable and factually supportable as of the date of this filing. The Unaudited Pro Forma Condensed Combined Financial Statements are presented for informational purposes only and are not intended to present or be indicative of what the results of operations would have been had the events actually occurred on the date indicated, nor are they meant to be indicative of future results of operations for any future period or as of any future date. Future results may differ significantly from the pro forma amounts presented. The Unaudited Pro Forma Condensed Combined Financial Statements do not include any adjustments not otherwise described herein; they do not give effect to the potential impact of current financial conditions, or any anticipated revenue enhancements, cost savings, operating synergies or dis-synergies that may result from the Transaction. In the opinion of the Company’s management, all adjustments necessary for a fair statement of the pro forma financial information have been made.

These Unaudited Pro Forma Condensed Combined Financial Statements and accompanying notes should be read in conjunction with the following:

●	The unaudited pro forma condensed combined financial statements of Serve Robotics Inc. as of and for the year ending December 31, 2025 included in the Form 8-K/A, which was filed with the SEC on April 14, 2026.

●	The historical unaudited consolidated financial statements included in Serve Robotics Inc.’s Quarterly Report on Form 10-Q for the three months ended March 31, 2026, which was filed with the SEC on May 7, 2026.

SERVE ROBOTICS INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2026

(in thousands, except share and per share amounts)

	Serve Robotics Inc. (As Reported)	Diligent Robotics, Inc. (Pre-Acquisition Period)	Transaction Adjustments	Note 3 Ref	Pro Forma Combined
Revenues	$2,984	$499	$—		$3,483
Cost of revenues	11,985	1,060	32	A, C	13,077
Gross loss	(9,001)	(561)	(32)		(9,594)

Operating expenses:
Research and development	19,037	864	—		19,901
General and administrative	14,916	414	26	A, B, C	15,356
Operations	6,955	370	27	A, C	7,352
Sales and marketing	1,873	524	—		2,397
Total operating expenses	42,781	2,172	53		45,006
Loss from operations	(51,782)	(2,733)	(85)		(54,600)
Other income (expense), net	2,130	(1,199)	1,989	D, E	2,920
Net loss before income taxes	(49,652)	(3,932)	1,904		(51,680)
Benefit from income taxes	648	—	—		648
Net loss	$(49,004)	$(3,932)	$1,904		$(51,032)

Earnings per share:
Weighted average common shares outstanding - basic and diluted	75,302,980			Note 4	75,362,234
Net loss per common share- basic and diluted	$(0.65)				$(0.68)

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

SERVE ROBOTICS INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

The Unaudited Pro Forma Condensed Combined Financial Statements were prepared in accordance with Article 11 of Regulation S-X to illustrate the pro forma effects of the Transaction.

The Unaudited Pro Forma Condensed Combined Statements of Operations for the three months ended March 31, 2026 includes the historical unaudited consolidated statements of operations of the Company for the three months ended March 31, 2026 and financial results of Diligent for the Pre-acquisition Period, giving effect to (i) the Transaction, as if it had taken place on January 1, 2025, and (ii) the assumptions and adjustments described in the accompanying notes to these Unaudited Pro Forma Condensed Combined Financial Statements.

The Unaudited Pro Forma Condensed Combined Financial Statements have been prepared using the acquisition method of accounting in accordance with Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”) with the Company treated as the accounting acquirer. As of the date of the Form 8-K, certain data necessary to complete the purchase price allocation remains preliminary. The Company expects to complete the purchase price allocation within 12 months of the Closing Date, at which time the purchase price allocation set forth herein may be revised. The final acquisition accounting adjustments may be materially different from the unaudited pro forma adjustments described in these notes to the Unaudited Pro Forma Condensed Combined Financial Statements. The Company utilized widely accepted income-based, market-based, and cost-based valuation approaches to perform the preliminary purchase price allocation.

The preliminary purchase price allocation presented herein has been updated from the purchase price allocation reflected in the previously issued unaudited pro forma condensed combined financial statements as of and for the year ending December 31, 2025 included in the Form 8-K/A, which was filed with the SEC on April 14, 2026, to reflect activity occurring subsequent to the date of such previously issued unaudited pro forma financial statements and during the Pre-acquisition Period through the Closing Date, including the purchase by Diligent of a software asset on January 19, 2026 for $2 million.

The Unaudited Pro Forma Condensed Combined Financial Statements, including the preliminary purchase price allocation, are presented for illustrative purposes only and do not necessarily reflect the operating results or financial position that would have occurred if the Transaction had been consummated on the date indicated, nor are they necessarily indicative of the results of operations or financial condition that may be expected for any future period or date. Accordingly, such information should not be relied upon as an indicator of future performance, financial condition, or liquidity.

2. PRELIMINARY PURCHASE PRICE ALLOCATION

Preliminary purchase price

The Unaudited Pro Forma Condensed Combined Financial Statements reflect the preliminary allocation of the purchase price.

The fair value of the preliminary purchase price of approximately $25.7 million includes (i) the fair value of the Company’s common stock issued to the Diligent stockholders at closing, (ii) the estimated fair value of the contingent earnout consideration, and (iii) cash paid at closing. The fair value of the Company’s common stock issued at closing is based on the Company’s share price of $12.77 as of Closing Date.

(in thousands, except share and per share amounts)	Preliminary Purchase Price
Shares of Serve’s common stock issued	197,472
Price per share Serve’s common stock at acquisition date	$12.77
Fair value of Serve’s common stock issued	$2,522
Fair value of contingent earnout consideration	3,090
Cash consideration	20,095
Total preliminary purchase price	$25,707

Pro forma preliminary purchase price allocation

For purposes of developing the Unaudited Pro Forma Condensed Combined Financial Statements for the three months ended March 31, 2026, assets of Diligent, including identifiable intangible assets, and liabilities assumed, have been recorded at their estimated fair values. Certain data necessary to complete the purchase price allocation remains preliminary. The Company expects to complete the purchase price allocation within 12 months of the Closing Date, at which time the purchase price allocation set forth herein may be revised. Any such revisions or changes may be material. The Company utilized widely accepted income-based, market-based, and cost-based valuation approaches to perform the preliminary purchase price allocation.

The preliminary purchase price allocation presented herein has been updated from the purchase price allocation reflected in the previously issued unaudited pro forma condensed combined financial statements as of and for the year ending December 31, 2025 included in the Form 8-K/A, which was filed with the SEC on April 14, 2026, to reflect activity occurring subsequent to the date of such previously issued unaudited pro forma financial statements and during the Pre-acquisition Period through the Closing Date, including the purchase by Diligent of a software asset on January 19, 2026 for $2 million.

The following table sets forth a preliminary allocation of the purchase price to the identifiable tangible and intangible assets acquired and liabilities assumed of Diligent (in thousands):

Pro Forma Preliminary Purchase Price Allocation
Assets acquired:
Cash and cash equivalents	$557
Accounts receivable	564
Prepaid expenses	388
Property and equipment	12,474
Intangible assets	6,000
Capitalized software	2,238
Other assets	128
Total preliminary fair value of assets acquired	22,349
Liabilities assumed:
Accounts payable	2,010
Accrued liabilities	1,902
Deferred revenue	1,925
Deferred tax liability	740
Operating lease liabilities	88
Total preliminary fair value of liabilities assumed	6,665
Total identifiable net assets	15,684
Goodwill	$10,023

3. TRANSACTION ADJUSTMENTS

The transaction adjustments included in the Unaudited Pro Forma Condensed Combined Statement of Operations are as follows:

A.	Reflects an adjustment to record the impact of incremental depreciation and amortization expense arising from the preliminary fair value adjustment to personal property for the Pre-acquisition Period. The adjustment includes a $4 thousand decrease to cost of revenues, a $1 thousand increase to general and administrative expenses, and a $4 thousand decrease to operations expense, resulting in a net benefit of $7 thousand. The adjustment was calculated assuming the related asset categories are depreciated on a straight-line basis over estimated useful lives ranging from 2.0 to 11.7 years. Substantially all of the personal property relates to machinery and equipment, which has an estimated weighted-average useful life of 3.7 years.

B.	Reflects the pro forma adjustment to record the impact of Diligent’s purchase of capitalized software on January 19, 2026. The capitalized software had an estimated fair value of $2 million and is amortized on a straight-line basis over an estimated useful life of 4.0 years. The adjustment includes $12 thousand of incremental amortization expense recognized during the Pre-acquisition Period from the date of purchase through the Closing Date.

C.	Represents an adjustment to record the incremental amortization impact arising from the recognition of the preliminary fair value of intangible assets recognized in the Merger for the Pre-acquisition Period. The adjustment includes $36 thousand to cost of revenues, $13 thousand to general and administrative expenses, and $30 thousand to operations expenses, resulting in a net increase of $79 thousand. Intangible assets are amortized using a method consistent with the pattern of benefit. The developed technology and trade name intangible assets are being amortized over estimated useful lives of 6 years and 4 years, respectively.

D.	Reflects an adjustment to eliminate activity recorded in Diligent’s Pre-acquisition Period financial results related to loans settled in connection with the Transaction, including the elimination of $2 million of interest expense.

E.	Reflects an adjustment to eliminate the $59 thousand gain recognized in Diligent’s Pre-acquisition Period financial results related to the remeasurement of the warrant liability to fair value. The warrant liability was cancelled as a result of the Transaction.

4. PRO FORMA EARNINGS (LOSS) PER SHARE

The pro forma combined basic and diluted earnings per share have been adjusted to reflect the pro forma net loss for the three months ended March 31, 2026. In addition, the number of shares used in calculating the pro forma combined basic and diluted net loss per share has been adjusted for the shares issued as part of the preliminary purchase price. The pro forma net loss increased due to the inclusion of Diligent’s net loss and adjustments discussed above resulting in an increase in the basic and diluted pro forma loss per share. The following table reflects the corresponding pro forma adjustments, in thousands, except share and per share amounts. For the three months ended March 31, 2026, the pro forma weighted average shares outstanding and proforma net loss per share has been calculated as follows (in thousands, except share and per share amounts):

Three Months Ended March 31, 2026
Pro forma net loss attributable to combined company	$(51,032)
Historical weighted-average number of common shares outstanding:
Basic and diluted weighted-average common shares outstanding, as reported	75,302,980
Pro forma adjustment to remove impact of Serve's common stock issued as part of purchase consideration	(138,218)
Serve’s common stock issued as part of preliminary purchase price	197,472
Pro forma weighted-average number of common shares outstanding:
Basic and Diluted	75,362,234
Pro forma net loss per common share:
Basic and Diluted	$(0.68)